Exhibit 23.2

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form 20-F of RELIEF THERAPEUTICS Holding SA (to be filed on December 15, 2021) of our report dated December 15, 2021, on the consolidated financial statements of APR Applied Pharma Research SA as of December 31, 2020 for the year then ended. Our report on the consolidated financial statements of APR Applied Pharma Research SA includes a “Basis for Qualified Opinion” paragraph to highlight that no comparative financial information is presented.

/s/ Mazars SA

Franck Paucod	Vincent Pichard
Swiss CPA	US CPA

Geneva

December 15, 2021